Exhibit (a)(1)(E)
FORM OF COMMUNICATION TO ELIGIBLE OPTIONHOLDERS PARTICIPATING
IN THE EXCHANGE OFFER CONFIRMING RECEIPT OF ELECTION FORM
Date:
To:
From: Aspect Medical Systems, Inc.
Re: Confirmation of Receipt of Election Form
This message confirms that we have received your Election Form. This confirmation should not, however, be construed to imply that the Election Form or any other documents that you have submitted have been properly completed or are otherwise in proper form or that we have accepted your eligible options for exchange. If your Election Form is properly completed and signed, and all eligibility requirements are met, we expect to accept your eligible options for exchange, subject to the terms and conditions set forth in the Offer to Exchange, promptly following the expiration of the exchange offer at 11:59 p.m., Eastern Time, on July 10, 2009 , unless this exchange offer is extended by us.
Unless you withdraw your tendered eligible options by providing us a properly completed and signed Notice of Withdrawal before 11:59 p.m., Eastern Time, on July 10, 2009 (or, if the exchange offer is extended, before the new expiration date), we will, subject to the conditions of the exchange offer, cancel all eligible options that you have properly tendered for exchange. If you do not withdraw your tendered eligible options and we accept your eligible options for exchange, promptly following the expiration of the exchange offer, we will provide you with a “confirmation letter” confirming that your eligible options have been accepted for exchange and have been cancelled. Your Election Form may be changed or revoked at any time by delivering a new properly completed and signed Election Form bearing a later date so long as we receive the documents before the expiration of the exchange offer.
You should direct questions about the exchange offer or requests for assistance (including requests for additional or paper copies of the exchange offer, the Election Form, the Notice of Withdrawal or other documents relating to the exchange offer) to Kelley Forrest, Sr. Director, Human Resources, at Aspect Medical Systems, Inc., One Upland Road, Norwood, Massachusetts 02062 or by calling (617) 559-7110 or sending an email to kforrest@aspectms.com.
Note: Concepts and terms used herein are further described and defined in the Offer to Exchange Certain Outstanding Stock Options for New Stock Options dated June 8, 2009, as amended on June 26, 2009, referred to herein as the Offer to Exchange. Please read the Offer to Exchange in its entirety.